Exhibit 1.1

Execution Version

The Walt Disney Company

(a Delaware corporation)

Fixed Rate
Medium-Term Notes, Series G

TERMS AGREEMENT

June 29, 2017

The Walt Disney Company
500 South Buena Vista Street
Burbank, California  91521

Attention:  Legal Department

Re:          Distribution Agreement dated July 20, 2016

Reference is made to the Distribution Agreement dated July 20, 2016 (the “Distribution Agreement”) among The Walt Disney Company, a Delaware corporation (the “Company”), and the other parties thereto, which is incorporated herein by reference.  The underwriter named below (the “Underwriter”) agrees to purchase the following principal amount of Medium-Term Notes, Series G, entitled 2.950% Notes Due 2027 (the “Notes”) set forth opposite its name:

Underwriter	Principal Amount of the Notes
Morgan Stanley & Co. LLC	$250,000,000
Total	$250,000,000

Maturity Date:	June 15, 2027

Original Issue Date:	July 5, 2017

Trade Date:	June 29, 2017

Public Offering Price:	99.163% plus accrued interest from and including June 6, 2017 to but excluding the original issue date (totaling $594,097.22 if the original issue date is July 5, 2017)

Underwriting Discounts
and Commissions:	0.270%

Price Payable to the
Company by the
Underwriter:	98.893% plus accrued interest from and including June 6, 2017 to but excluding the original issue date (totaling $594,097.22 if the original issue date is July 5, 2017)

Applicable Time:	6:45 p.m. (New York City time) on June 29, 2017

Settlement Date and Time:	July 5, 2017, at 7:00 a.m. Pacific Time

Denominations:	U.S. $2,000 or any integral multiple of U.S. $1,000 in excess of U.S. $2,000

Interest Rate:	2.950% per annum, accruing from June 6, 2017

Interest Payment Dates:

Semi-annually on each June 15 and December 15, commencing on December 15, 2017. Interest payable on the December 15, 2017 interest payment date will include interest accrued from and including June 6. 2017.

Day Count Convention:	30/360

The Notes shall have the further terms set forth in Schedule II hereto.

Certain Closing Documents and Expenses:  The certificate referred to in Section 6(a) of the Distribution Agreement and the opinions referred to in Section 6(b) of the Distribution Agreement will not be required.  The reasonable fees and disbursements of counsel to the Underwriter incurred in connection with the issuance and sale of the Notes will be paid by the Underwriter.  On the Settlement Date referred to above, the Company shall deliver to the Underwriter a letter, dated the Original Issue Date referred to above and substantially in the form of Schedule I hereto.

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European Economic Area:  In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (as defined below) (each, a “Relevant Member State”), the Underwriter represents and agrees that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”) it has not made and will not make an offer of Notes which are the subject of the offering contemplated by the Company’s Prospectus dated July 20, 2016, the accompanying Prospectus Supplement dated July 20, 2016, the free writing prospectus dated June 29, 2017 relating to the Notes and the Pricing Supplement dated June 29, 2017 to the public in that Relevant Member State other than:

(a)           to any legal entity which is a qualified investor as defined in the Prospectus Directive;

(b)           to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), subject to obtaining the prior consent of the Underwriter for any such offer; or

(c)           in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of Notes shall require the Company or the Underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of Notes to the public” in relation to any Notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the Notes to be offered so as to enable an investor to decide to purchase or subscribe for the Notes, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State and the expression “Prospectus Directive” means Directive 2003/71/EC (as amended, including by Directive 2010/73/EU), and includes any relevant implementing measure in the Relevant Member State.

United Kingdom:  The Underwriter represents and agrees that:

•                  it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000, as amended (the “FSMA”)) received by it in connection with the issue or sale of the Notes in circumstances in which Section 21(1) of the FSMA does not apply to the Company; and

•                  it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the Notes in, from or otherwise involving the United Kingdom.

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The Underwriter represents to and agrees with the Company that it has not offered, sold or delivered and that it will not offer, sell or deliver, directly or indirectly, any of the Notes or distribute the pricing supplement and accompanying prospectus supplement and prospectus or any other material relating to the Notes, in or from any jurisdiction except under circumstances that will, to the best of its knowledge and belief, result in compliance with the applicable laws and regulations thereof.

Without prejudice to the other provisions of this Terms Agreement and the Distribution Agreement, and except for registration under the Securities Act of 1933, as amended, and compliance with the rules and regulations of the Securities and Exchange Commission thereunder, the Company shall not have any responsibility for, and the Underwriter agrees with the Company that the Underwriter and its affiliates will obtain, any consent, approval or authorization required by them for the subscription, offer, sale or delivery by them of any of the Notes under the laws and regulations in force in any foreign jurisdiction to which they are subject or in or from which they make such subscription, offer, sale or delivery of any of the Notes.

THIS TERMS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES CREATED HEREBY SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, INCLUDING WITHOUT LIMITATION, SECTIONS 5-1401 AND 5-1402 OF TITLE 14 OF THE NEW YORK GENERAL OBLIGATIONS LAW AND NEW YORK CIVIL PRACTICE LAW RULE 327(b).

If the foregoing is in accordance with your understanding of our agreement, please sign and return to the Underwriter a counterpart hereof, whereupon this instrument along with all counterparts will become a binding agreement between the Company and the Underwriter in accordance with its terms.

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Very truly yours,

MORGAN STANLEY & CO. LLC

By:	/s/ Yurij Slyz
Name: Yurij Slyz
Title: ED

For itself as Underwriter named herein

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Accepted and agreed:

THE WALT DISNEY COMPANY

By:	/s/ Jonathan S. Headley
Name: Jonathan S. Headley
Title: SVP & Treasurer

6

SCHEDULE I

July 5, 2017

Morgan Stanley & Co. LLC

As Underwriter

Gentlemen:

I am Associate General Counsel of The Walt Disney Company, a Delaware corporation (“Disney”), and have acted as such in connection with the issuance and sale by Disney of Medium-Term Notes, Series G, entitled 2.950% Notes Due 2027 (the “Notes”) pursuant to the Terms Agreement, dated June 29, 2017 (the “Terms Agreement”), between Disney and Morgan Stanley & Co. LLC, as the underwriter named therein (the “Underwriter”).

This letter is being furnished to you pursuant to the Terms Agreement.

In connection with this letter, I have examined and am familiar with originals or copies, certified or otherwise identified to my satisfaction, of such documents as I have deemed necessary or appropriate as a basis for this letter, including (a) the Registration Statement on Form S-3 (Registration No. 333-212597), filed with the Securities and Exchange Commission (the “Commission”) on July 20, 2016 (such Registration Statement (including the documents incorporated or deemed to be incorporated by reference in the Registration Statement or the Prospectus (as defined below) pursuant to Item 12 of Form S-3 under the Securities Act of 1933 (the “Incorporated Documents”)) being hereinafter referred to collectively as the “Registration Statement”), pertaining to Disney’s debt securities and other securities, (b) the Prospectus, dated July 20, 2016 (the “Base Prospectus”), the accompanying Prospectus Supplement, dated July 20, 2016 (the “Prospectus Supplement”) and the Pricing Supplement, dated June 29, 2017 (the “Pricing Supplement”), relating to the Notes, each of which was filed with the Commission pursuant to Rule 424(b) under the Securities Act of 1933 (such Base Prospectus (including the Incorporated Documents), Prospectus Supplement and Pricing Supplement being hereinafter referred to collectively as the “Prospectus”), (c) an executed copy of the Terms Agreement, and (d) the Pricing Term Sheet dated June 29, 2017 filed with the Commission as a free writing prospectus pursuant to Rule 433 under the Securities Act of 1933 relating to the Notes (the “Term Sheet”).

I have made such inquiry of such officers of Disney and its subsidiaries and counsel for Disney and examined such corporate records, certificates of officers of Disney, officers of Disney’s subsidiaries and of public officials and such other documents and such questions of law and fact as I have considered necessary or appropriate for the purposes of this letter.  In connection with my participation in the preparation of the Registration Statement, Prospectus and the Term Sheet, I have not verified, independently, nor do I pass upon or assume any responsibility for, explicitly or implicitly, the accuracy, completeness or fairness of the statements contained therein.

Based upon and subject to the foregoing, nothing has come to my attention that leads me to believe that (a) the Registration Statement (including the information deemed to be a part thereof pursuant to Rule 430B under the Securities Act of 1933), at the time such Registration Statement became effective on June 29, 2017, contained an untrue statement of a material fact or omitted to

I-1

state a material fact required to be stated therein or necessary to make the statements therein not misleading, (b) the Pricing Disclosure Package, at the Applicable Time specified in the Terms Agreement, contained any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, or (c) the Prospectus, as of the date of the Terms Agreement or as of the date hereof, contained or contains any untrue statement of a material fact or omitted or omits to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that, in each case, I express no opinion with respect to the financial statements, schedules and other financial data included or incorporated by reference therein or excluded therefrom or the exhibits to the Registration Statement, including the Trustee’s Statement of Eligibility on Form T-1 under the Trust Indenture Act of 1939, as amended.  As used in this paragraph, “Pricing Disclosure Package” means the Base Prospectus (including the Incorporated Documents) and the accompanying Prospectus Supplement, together with the Term Sheet.

This letter is rendered to you, in your capacity as Underwriter, in connection with the offering and sale of the Notes, and this letter may not be used, circulated, quoted or otherwise referred to or relied upon for any other purpose or by any other person without my prior express written permission.

Very truly yours,

I-2

SCHEDULE II

Filed Pursuant to Rule 433
Registration No. 333-212597
Pricing Term Sheet
June 29, 2017

The Walt Disney Company

2.950% Notes Due 2027

This free writing prospectus relates only to the securities of The Walt Disney Company (the “Company”) described below and should be read together with the Company’s prospectus supplement dated July 20, 2016 (the “Prospectus Supplement”), the accompanying prospectus dated July 20, 2016 (the “Prospectus”) and the documents incorporated and deemed to be incorporated by reference therein.  We sometimes refer to this free writing prospectus as “this term sheet.”

Issuer:	The Walt Disney Company

Title of Securities:

2.950% Notes Due 2027 (the “Notes”)

The Notes offered hereby (the “New Notes”) constitute an additional issuance of the $750,000,000 aggregate principal amount of Notes that the Company issued on June 6, 2017 (the “Existing Notes”), all of which are still outstanding. The New Notes will have the same terms (except for original issue date and issue price) and CUSIP number as the Existing Notes, will be fungible with the Existing Notes for United States federal income tax purposes and will constitute Additional Notes (as defined in the Prospectus Supplement). See “Description of the Notes — Additional Notes” in the Prospectus Supplement. Upon completion of this offering, a total of $1,000,000,000 aggregate principal amount of Notes will be outstanding.

The New Notes will be and the Existing Notes are part of a single series of the Company’s senior debt securities under the indenture (as defined in the Prospectus Supplement) designated as Medium-Term Notes, Series G. Unless otherwise expressly stated or the context otherwise requires, references to the Notes include both the New Notes and the Existing Notes.

Trade Date:	June 29, 2017

Settlement Date (T+3):	July 5, 2017

Use of Proceeds:

The Company intends to use the net proceeds from the sale of the New Notes for general corporate purposes, which may include among others, the general corporate purposes identified under the caption “Use of Proceeds” in the Prospectus.

Proceeds to the Company:

The net proceeds from the sale of the New Notes will be $247,232,500 (excluding pre-issuance accrued interest and after deducting the underwriting discounts and commissions but before deducting estimated offering expenses payable by the Company).

Maturity Date:	June 15, 2027

Aggregate Principal Amount Offered:	$250,000,000

Benchmark Treasury:	2.375% due May 15, 2027

Benchmark Treasury Price and Yield:	100-30; 2.268%

Spread to Benchmark Treasury:	Plus 78 basis points

Price to Public (Issue Price):	99.163% plus accrued interest from and including June 6, 2017 to but excluding the settlement date (totaling $594,097.22 if the settlement date is July 5, 2017).

Interest Rate:	2.950% per annum, accruing from June 6, 2017

Interest Payment Dates:

Semi-annually on each June 15 and December 15, commencing on December 15, 2017. Interest payable on the December 15, 2017 interest payment date will include interest accrued from and including June 6, 2017.

Regular Record Dates:	May 31 or November 30, as the case may be, immediately preceding the applicable interest payment date

Underwriting Discounts and Commissions:	0.270%

CUSIP No.:	25468P DV5

ISIN No.:	US25468PDV58

Optional Redemption:

The Notes may be redeemed, in whole or in part, at the option of the Company, at any time or from time to time prior to their final maturity date, at a redemption price equal to the greater of the following amounts:

(1) 100% of the principal amount of the Notes to be redeemed; or

(2)  as determined by the Independent Investment Banker (as defined below), the sum of the present values of the remaining scheduled payments of principal of and interest on the Notes to be redeemed (not including any portion of any payments of interest accrued to the applicable redemption date) discounted to such redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined below) plus 12.5 basis points, plus, in the case of both clauses (1) and (2) above, accrued and unpaid interest on the principal amount of the Notes being redeemed to such redemption date.

Notwithstanding the foregoing, installments of interest on the Notes that are due and payable on an interest payment date falling prior to a redemption date for the Notes shall be payable to the registered holders of such Notes (or one or more predecessor Notes) of record at the close of business on the relevant regular record date, all as provided in the indenture.

“Treasury Rate” means, with respect to any redemption date for the Notes, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

The Treasury Rate will be calculated on the third business day preceding the applicable redemption date. As used in the preceding sentence and in the definition of “Reference Treasury Dealer Quotation” below, the term “business day” means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which commercial banks are authorized or required by law, regulation or executive order to close in The City of New York.

“Comparable Treasury Issue” means, with respect to any redemption date for the Notes, the United States Treasury security selected by the Independent Investment Banker as having an actual or interpolated maturity comparable to the remaining term of the Notes that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the Notes.

“Comparable Treasury Price” means, with respect to any redemption date for the Notes, (i) if the Independent Investment Banker obtains five Reference Treasury Dealer Quotations for that redemption date, the average of those Reference Treasury Dealer Quotations after excluding the highest and lowest of those Reference Treasury Dealer Quotations, (ii) if the Independent Investment Banker obtains fewer than five but more than one such Reference Treasury Dealer Quotations, the average of all of those quotations, or (iii) if the Independent Investment Banker obtains only one such Reference Treasury Dealer Quotation, such quotation.

“Independent Investment Banker” means one of Deutsche Bank Securities Inc., Goldman Sachs & Co. LLC, Credit Suisse Securities (USA) LLC, Mizuho Securities USA LLC and RBC Capital Markets, LLC and their respective successors appointed by the Company to act as the Independent Investment Banker from time to time, or if any such firm is unwilling or unable to serve in that capacity, an independent investment banking institution of national standing appointed by the Company.

“Reference Treasury Dealer” means, with respect to any redemption date for the Notes, Deutsche Bank Securities Inc., Goldman Sachs & Co. LLC, Credit Suisse Securities (USA) LLC, Mizuho Securities USA LLC and RBC Capital Markets, LLC and their respective successors, provided that, if any such firm ceases to be a primary U.S. Government securities dealer in the United States (a “Primary Treasury Dealer”), the Company will substitute another Primary Treasury Dealer.

“Reference Treasury Dealer Quotation” means, with respect to each Reference Treasury Dealer and any redemption date for the Notes, the average, as determined by the Independent Investment Banker, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Independent Investment Banker by such Reference Treasury Dealer at 5:00 p.m. (New York City time) on the third business day preceding that redemption date.

Unless the Company defaults in payment of the redemption price, interest on each Note or portion thereof called for redemption will cease to accrue on the applicable redemption date.

Notice of any redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of the Notes to be redeemed. If fewer than all of the Existing Notes, all of the New Notes and all other Additional Notes (as defined in the Prospectus Supplement), if any, with the same stated maturity, interest rate and other terms (other than original issue date and, if applicable, issue price, date from which interest shall accrue and first payment of interest) as the Existing Notes are to be redeemed at any time, selection of such Existing Notes, New Notes and Additional Notes, if any, for redemption will be made, in the case of Notes evidenced by global Notes (as defined below), in accordance with the procedures of the applicable Depositary (as defined below) or, in the case of definitive Notes, by the trustee (as defined in the Prospectus Supplement) by such method as the trustee shall deem fair and appropriate. If any Note is to be redeemed in part, such Note must be redeemed in a minimum principal amount of $2,000 or a multiple of $1,000 in principal amount in excess thereof; provided that the unredeemed portion of such Note must be an authorized denomination.

Form of Notes:

The New Notes will be issued in the form of one or more global Notes (each, a “global Note”) in book-entry form and will be delivered to investors through the facilities of The Depository Trust Company, as depositary for the global Notes (the “Depositary”), for the accounts of its participants, which may include Clearstream Banking, société anonyme, and Euroclear Bank S.A./N.V., against payment. Investors will not be entitled to receive physical delivery of New Notes in definitive form except under the limited circumstances described in the Prospectus Supplement under “Description of the Notes— Book-Entry Notes and Information Relating to DTC.”

Currency:	The New Notes will be denominated and payable in U.S. dollars.

Other:

The New Notes will not be entitled to the benefit of any sinking fund and the Company will not be required to repurchase New Notes at the option of the holders. The New Notes are “fixed rate notes” as defined in the Prospectus Supplement.

Material United States Federal Income Tax Considerations:

For a discussion of the material United States federal income tax considerations related to the acquisition, ownership and disposition of the New Notes, please see “Material United States Federal Income Tax Considerations” in the Prospectus Supplement, as supplemented by the discussion in the immediately following paragraphs captioned “Qualified Reopening” and “Pre-Issuance Accrued Interest”.

Qualified Reopening
The New Notes will be issued in a “qualified reopening” of the Existing Notes for U.S. Federal income tax purposes. Accordingly, the New Notes will be considered to have the same issue date and issue price as the Existing Notes and will be fungible with the Existing Notes for United States federal income tax purposes.

Pre-Issuance Accrued Interest
A portion of the amount paid for the New Notes will be allocable to interest that accrued prior to the date the New Notes are purchased. The Company intends to take the position that, on the first interest payment date for the New Notes, a portion of the interest paid on the New Notes in an amount equal to the pre-issuance accrued interest from June 6, 2017 to the settlement date referred to above (“pre-issuance accrued interest”) will be treated as a return of such pre-issuance accrued interest and not as a payment of interest on the New Notes. Amounts treated as a return of pre-issuance accrued interest should not be taxable when received by a United States Holder (as defined in the Prospectus Supplement), but should reduce the United States Holder’s adjusted tax basis in the New Notes by a corresponding amount (in the same manner as would a payment of principal). United States Holders should consult their tax advisors concerning the tax treatment of pre-issuance accrued interest.

Sole Book-Running Manager:	Morgan Stanley & Co. LLC

Plan of Distribution.  The following information supplements the information appearing under the caption “Plan of Distribution” in the Prospectus Supplement.  Pursuant to a terms agreement dated the date hereof, the sole book-running manager (the “underwriter”) named above, acting as principal, has agreed to purchase the New Notes from the Company.  The obligation of the underwriter to purchase the New Notes is subject to conditions and the underwriter is obligated to purchase all of the New Notes if any are purchased.

The Company estimates that expenses of the offering of the New Notes payable by the Company, excluding underwriting discounts and commissions, will be $160,000.

As used under the captions “Canada,” “European Economic Area,” “United Kingdom,” “Hong Kong,” “Japan” and “Singapore” below, references to the “Notes” mean the New Notes.

Canada.  The Notes may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations.  Any resale of the Notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this document (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory.  The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 (or, in the case of securities issued or guaranteed by the government of a non-Canadian jurisdiction, section 3A.4) of National Instrument 33-105 Underwriting Conflicts (“NI 33-105”), the underwriter is not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

European Economic Area.  This free writing prospectus is not a prospectus for the purposes of the Prospectus Directive (as defined below).  This free writing prospectus has been prepared on the basis that any offer of the Notes in any Member State of the European Economic Area which has implemented the Prospectus Directive (each a “Relevant Member State”) will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of Notes.  Accordingly any person making or intending to make an offer in that Relevant Member State of Notes which are the subject of the offering contemplated by this free writing prospectus may only do so in circumstances in which no obligation arises for the Company or the underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive in relation to such offer.  Neither the Company nor the underwriter has authorized, nor does either of them authorize, the making of any offer of the Notes in circumstances in which an obligation arises for the Company or the underwriter to publish a prospectus for such offer.  In relation to each Relevant Member State, the underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”) it has not made and will not make an offer of Notes which are the subject of the offering contemplated by the Prospectus, the Prospectus Supplement, this free writing prospectus and any related pricing supplement to the public in that Relevant Member State other than:

(a)                                 to any legal entity which is a qualified investor as defined in the Prospectus Directive;

(b)                                 to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), subject to obtaining the prior consent of the underwriter for any such offer; or

(c)                                  in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of Notes shall require the Company or the underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of Notes to the public” in relation to any Notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the Notes to be offered so as to enable an investor to decide to purchase or subscribe for the Notes, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State, and the expression “Prospectus Directive” means Directive 2003/71/EC (as amended, including by Directive 2010/73/EU), and includes any relevant implementing measure in the Relevant Member State.

United Kingdom.  This free writing prospectus, the Prospectus Supplement, the Prospectus and any related pricing supplement do not constitute an offer of Notes to the public in the United Kingdom. No prospectus has been or will be approved in the United Kingdom in respect of the Notes. The communication of this free writing prospectus, the Prospectus Supplement, the Prospectus, any related pricing supplement and any other document or materials relating to the issue of the Notes offered hereby is not being made, and such documents and/or materials have not been approved, by an authorized person for the purposes of Section 21 of the United Kingdom’s Financial Services and Markets Act 2000, as amended. Accordingly, such documents and/or materials are not being distributed to, and must not be passed on to, the general public in the United Kingdom. The communication of such documents and/or materials as a financial promotion is only being made to those persons in the United Kingdom who have professional experience in matters relating to investments and who fall within the definition of investment professionals (as defined in Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Financial Promotion Order”)), or who fall within Article 49(2)(a) to (d) of the Financial Promotion Order, or who are any other persons to whom it may otherwise lawfully be made under the Financial Promotion Order (all such persons together being referred to as “relevant persons”).  In the United Kingdom, the Notes offered hereby are only available to, and any investment or investment activity to which this free writing prospectus, the Prospectus Supplement, the Prospectus and any related pricing supplement relate will be engaged in only with, relevant persons. Any person in the United Kingdom that is not a relevant person should not act or rely on this free writing prospectus, the Prospectus Supplement, the Prospectus and any related pricing supplement or any of their contents.

The underwriter has represented and agreed that:

•                  it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000, as amended (the “FSMA”)) received by it in connection with the issue or sale of the Notes in circumstances in which Section 21(1) of the FSMA does not apply to the Company; and

•                  it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the Notes in, from or otherwise involving the United Kingdom.

Hong Kong.  The contents of the Prospectus, the Prospectus Supplement, any related pricing supplement and this term sheet have not been reviewed or approved by any regulatory authority in Hong Kong.  The Prospectus, the Prospectus Supplement, any related pricing supplement and this term sheet do not constitute an offer or invitation to the public in Hong Kong to acquire the Notes.  Accordingly, unless permitted by the securities laws of Hong Kong, no person may issue or have in its possession for the purpose of issue, the Prospectus, the Prospectus Supplement, any related pricing supplement or this term sheet or any advertisement, invitation or document relating to the Notes, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong other than in relation to the Notes which are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” (as such term is defined in the Securities and Futures Ordinance (Cap. 571 of the Laws of Hong Kong) (“SFO”) and the subsidiary legislation made thereunder) or in circumstances which do not result in the Prospectus, the Prospectus Supplement, any related pricing supplement and this term sheet being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance of Hong Kong (Cap. 32 of the Laws of Hong Kong) (“CO”) or which do not constitute an offer or an invitation to the public for the purposes of the SFO or the CO.  The offer of the Notes is personal to the person to whom the Prospectus, the Prospectus Supplement, any related pricing supplement or this term sheet has been delivered by or on behalf of the Company, and a subscription for the Notes will only be accepted from such person.  No person to whom a copy of the Prospectus, the Prospectus Supplement, any related pricing supplement or this term sheet is issued may issue, circulate or distribute the Prospectus, the Prospectus Supplement, any related pricing supplement or this term sheet in Hong Kong or make or give a copy of the Prospectus, the Prospectus Supplement, any related pricing supplement or this term sheet to any other person.  You are advised to exercise caution in relation to the offer.  If you are in any doubt about the contents of the Prospectus, the Prospectus Supplement, any related pricing supplement or this term sheet, you should obtain independent professional advice.

Japan.  The Notes have not been and will not be registered for a public offering in Japan pursuant to Article 4, Paragraph 1 of the Financial Instruments and Exchange Act of Japan (Act No. 25 of 1948, as amended; the “FIEA”). The Notes may not be offered or sold, directly or indirectly, in Japan or to or for the account or benefit of any resident of Japan (including any person resident in Japan or any corporation or other entity organized under the laws of Japan or having its principal office in Japan) or to others for reoffering or resale, directly or indirectly, in Japan or to or for the account or benefit of any resident of Japan, except pursuant to an exemption from the registration requirements of the FIEA and otherwise in compliance with the FIEA and any other applicable laws, regulations and ministerial guidelines of Japan in effect at the relevant time.

Singapore.  The Prospectus, the Prospectus Supplement, any related pricing supplement and this term sheet have not been registered as a prospectus under the Securities and Futures Act, Chapter 289 of Singapore (“SFA”) by the Monetary Authority of Singapore and the offer of the Notes in Singapore is made primarily pursuant to the exemptions under Sections 274 and 275 of the SFA. Accordingly, the Prospectus, the Prospectus Supplement, any related pricing supplement and this term sheet or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Notes may not be circulated or distributed, nor may the Notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to any person in Singapore other than (i) to an institutional investor as defined in Section 4A of the SFA (an “Institutional Investor”) pursuant to Section 274 of the SFA, (ii) to an accredited investor as defined in Section 4A of the SFA (an “Accredited Investor”) or other relevant person as defined in Section 275(2) of the SFA (a “Relevant Person”) and pursuant to Section 275(1) of the SFA, or to any person pursuant to an offer referred to in Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA, or (iii) otherwise pursuant to, and in accordance with, the conditions of any other applicable exemption or provision of the SFA.

It is a condition of the offer that where the Notes are subscribed for or acquired pursuant to an offer made in reliance on Section 275 of the SFA by a Relevant Person which is:

(a)                                 a corporation (which is not an Accredited Investor), the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an Accredited Investor; or

(b)                                 a trust (where the trustee is not an Accredited Investor), the sole purpose of which is to hold investments and each beneficiary of the trust is an individual who is an Accredited Investor, the shares, debentures and units of shares and debentures of that corporation and the beneficiaries’ rights and interest (howsoever described) in that trust, shall not be transferred within 6 months after that corporation or that trust has subscribed for or acquired the Notes except:

(1)                                 to an Institutional Investor, or an Accredited Investor or other Relevant Person, or which arises from an offer referred to in Section 275(1A) of the SFA (in the case of that corporation) or Section 276(4)(i)(B) of the SFA (in the case of that trust);

(2)                                 where no consideration is or will be given for the transfer;

(3)                                 where the transfer is by operation of law;

(4)                                 as specified in Section 276(7) of the SFA; or

(5)                                 as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore.

The issuer has filed a Registration Statement (including a prospectus) with the Securities and Exchange Commission for the offering to which this communication relates.  Before you invest, you should read the prospectus and prospectus supplement in that registration statement and other documents the issuer has filed with the Securities and Exchange Commission for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and prospectus supplement if you request it by contacting Morgan Stanley & Co. LLC by telephone (toll free) at 1-866-718-1649.